EXHIBIT 99.1

October 28, 2008

GS Financial Corp.  Announces Third Quarter Results

METAIRIE, La. – GS Financial Corp. (the “Company”), (NASDAQ:  GSLA), the holding company of Guaranty Savings Bank (www.guarantysb.com), announced quarterly earnings of $270,000 for the quarter ended September 30, 2008, up $201,000 or 291.3% from the same period in 2007.  Earnings per share for the third quarter of 2008 were $.21, up from $.06 for the third quarter of 2007. The increase in earnings for the quarter ended September 30, 2008 was primarily due to an increase in interest and dividend income due to loan growth and improvement in our net interest margin.

President Stephen E. Wessel noted, “We have been focused on reducing our cost of funds and the attainment of revenue enhancements which resulted in an increase of $388,000 in net interest income for the third quarter of 2008 as compared to the same period in 2007. During this time of financial crisis, many of our customers have come to see us as a refuge of trust and consistency which has helped us to increase both our loan and deposit balances. Since 1937, we have been focused on keeping things simple. Our reputation in the community is based upon offering sensible, competitive, easy to use accounts and services combined with personal attention to our customer’s financial goals.”

For the first nine months of 2008, net income totaled $164,000, down 64.2% from $458,000 in the same period of 2007. Earnings per share for the first nine months of 2008 were $.13, down 65.8% or $.25 over the same time period in 2007. The decrease in earnings for the first nine months of 2008 was primarily a result of the recognition of a non-cash impairment charge of $651,000 (pre-tax) and $430,000 (after-tax) related to the Company’s investment in two mutual funds that hold mortgage-backed securities. In addition, the earnings for the first nine months of 2007 included the reversal of a provision for loan losses of $300,000 compared with no provision or reversal in the same period of 2008.

President Wessel commented, “There continues to be challenges in our industry, however, our third quarter results reflect continued progress in the attainment of our strategic goals. We have experienced growth in our core business of loans and deposits while maintaining good credit quality resulting in increased interest and dividend income while flattening our expense growth in the third quarter of 2008.”

Net interest income for the quarter ended September 30, 2008 was $1.8 million, up 27.5% from $1.4 million in the third quarter of 2007, and up 9.9% or $162,000 from the second quarter of 2008.  The third quarter 2008 net interest margin was 3.52%, up 10 basis points from 3.42% for the third quarter of 2007, and up 7 basis points from 3.45% in the second quarter of 2008.

Net interest income for the first nine months of 2008 was $4.9 million, up 18.2% from $4.2 million during the same period in 2007.  The increase in net interest income was primarily the result of a decrease in deposit costs and the use of lower cost Federal Home Loan Bank advances to fund loan growth. In addition, the Company has successfully grown the amount of non-interest bearing deposits which is one of our strategic initiatives. The net interest margin for the first nine months of 2008 was 3.38%, down 9 basis points from 3.47% for the same time period in 2007.

Total assets at September 30, 2008 were $217.0 million compared to $186.5 million at December 31, 2007, an increase of approximately $30.5 million or 16.4%. Net loans increased $30.8 million or 26.0% from $118.5 million at year end 2007 to $149.3 at September 30, 2008. Deposit accounts increased approximately $8.7 million or 6.7% from $129.5 million at December 31, 2007 to $138.2 million at September 30, 2008. Borrowings from the Federal Home Loan Bank increased from $27.0 million at December 31, 2007 to $49.9 million at September 30, 2008. Stockholders’ equity was 12.6% of total assets at September 30, 2008 down from 15.1% at December 31, 2007.

Financial highlights of the third quarter of 2008 include:

•
Gross loans increased by $30.0 million (24.6%) during the first nine months of 2008 to $151.9 million at September 30, 2008, with the majority of the growth in the real estate secured loans, both residential and non-residential.

•	Deposits increased in the first nine months of 2008 by $8.7 million (6.7%) to $138.2 million at September 30, 2008, including $4.1 million of growth in non-interest bearing deposits.

•	Interest and dividend income increased by $972,000 (11.8%) to $9.2 million for the nine months ended September 30, 2008 compared to the same prior year period.

•
Non-interest expense as a percentage of average assets fell from 3.18% for the first nine months of 2007 to 2.83% for the first nine months of 2008 as the $298,000 or 7.4% increase in non-interest expense was offset by growth in the Company’s assets during that period.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	September 30, 2008	December 31, 2007
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$ 2,994	$ 2,485
Interest-Bearing Deposits in Other Banks	2,950	6,008
Federal Funds Sold	596	969
Securities Available-for-Sale, at Fair Value	48,618	47,747
Loans, Net	149,333	118,477
Accrued Interest Receivable	1,549	1,828
Premises & Equipment, Net	5,715	5,874
Stock in Federal Home Loan Bank, at Cost	2,290	1,220
Other Real Estate	844	-
Real Estate Held-for-Investment, Net	439	450
Other Assets	1,651	1,429
Total Assets	$ 216,979	$ 186,487

LIABILITIES
Deposits
Interest-Bearing Deposits	$ 128,392	$ 123,825
Noninterest-Bearing Deposits	9,763	5,685
Total Deposits	138,155	129,510
FHLB Advances	49,920	26,986
Other Liabilities	1,555	1,827
Total Liabilities	189,630	158,323

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$ 34	$ 34
Additional Paid-in Capital	34,546	34,546
Unearned RRP Trust Stock	(143)	(158)
Treasury Stock	(32,062)	(32,062)
Retained Earnings	25,697	25,919
Accumulated Other Comprehensive Loss	(723)	(115)
Total Stockholders' Equity	27,349	28,164
Total Liabilities & Stockholders' Equity	$ 216,979	$ 186,487

Selected Asset Quality Data
Total Non Performing Assets	$ 2,919	$ 1,438
Non Performing Assets to Total Assets	1.35%	0.77%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
($ in thousands, except per share data)	2008	2007	2008	2007
Interest and Dividend Income	$ 3,214	$ 2,861	$ 9,220	$ 8,248
Interest Expense	1,413	1,448	4,288	4,075

Net Interest Income	1,801	1,413	4,932	4,173
Provision (Reversal) for Loan Losses	-	-	-	(300)
Net Interest Income after Provision (Reversal) for Loan Losses	1,801	1,413	4,932	4,473

Non-interest Expense	1,448	1,441	4,329	4,031
Net Income before Non-interest Income and Income Taxes	353	(28)	603	442

Non-interest Income	53	109	(357)	181
Income Before Tax Expense	406	81	246	623

Income Tax Expense	136	12	82	165
Net Income	$ 270	$ 69	$ 164	$ 458
Earnings Per Share - Basic	$ 0.21	$ 0.06	$ 0.13	$ 0.38
Earnings Per Share - Diluted	$ 0.21	$ 0.06	$ 0.13	$ 0.38

Selected Operating Data
Weighted Average Shares Outstanding	1,278,466	1,234,453	1,278,231	1,234,453
Return on Average Assets[1]	0.50%	0.17%	0.11%	0.31%
Non-interest Expense/Average Assets[1]	2.70%	3.29%	2.83%	3.18%
Net Interest Margin[1]	3.52%	3.42%	3.38%	3.47%
[1]Annualized

Contact:  Stephen F. Theriot, Principal Financial Officer, (504) 883-5535